THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                              U.S. PHYSICIANS, INC.

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                      Pursuant to Sections 1914 and 1915 of
                    the Pennsylvania Business Corporation Law
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     U.S. PHYSICIANS, Inc., a Pennsylvania corporation (the "Corporation"), incorporated on July 14, 1994, does hereby amend and restate its Articles of Incorporation to read in its entirety as set forth in Schedule I attached hereto.

     IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Articles of Incorporation to be duly adopted in accordance with the provisions of Sections 1914 and 1915 of the Business Corporation Law of the Commonwealth of Pennsylvania ("Pennsylvania BCL") and to be executed in its corporate name on January 16, 1998.


                                             U.S. PHYSICIANS, Inc.



                                             By: /s/ Martin G. Chilek
                                                 ------------------------------

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                                                                      Schedule I

              THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              U.S. PHYSICIANS, INC.

                          (A Pennsylvania Corporation)

     FIRST. Corporate Name. The name of the corporation is U.S. PHYSICIANS, Inc. (hereinafter referred to as the "Corporation").

     SECOND. Registered Office. The locations and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 220 Commerce Drive, Suite 400, Fort Washington, PA 19034 in the County of Montgomery.

     THIRD. Governing Law. The Corporation is incorporated under the provisions of the Pennsylvania BCL.

     FOURTH. Corporate Purposes. The purposes for which the Corporation is incorporated under the Pennsylvania BCL are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Pennsylvania BCL, including, but not limited to, acquisition and management of physician practices.

     FIFTH. Corporate Existence. The term of existence of the Corporation is perpetual.

     SIXTH. Capital Stock. The aggregate number of shares which the corporation shall have authority to issue is Twenty-Nine Million Seven Hundred Eighty-Two Thousand Seven Hundred Ninety-One (29,782,791) shares consisting of:

     (a) Twenty Five Million (25,000,000) shares of Common Stock, par value $.01; and

     (b) Four Million Seven Hundred Eighty-Two Thousand Seven Hundred Ninety-One (4,782,791) shares of Preferred Stock, par value $.01.

     SEVENTH. Preferred Stock.

     (a) The Board of Directors of the Corporation (the "Board of Directors") shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional or no voting rights, and such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights of the Preferred Stock or any series of the Preferred Stock that may be desired and which have not been fixed in these Articles.

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     (b) Unless otherwise provided in any resolution hereafter adopted by the
Board of Directors pursuant to this Article Seventh and filed in the manner provided by law, the terms of the Preferred Stock to be issued by the Company shall be as set forth in Exhibit A hereto.

     EIGHTH. Shareholders.

     (a) Shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

     (b) Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting upon the written consent of the shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

     NINTH. Board of Directors.

     (a) The Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolutions adopted by a majority of all the directors then in office.

     (b) The directors of the Corporation shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, except as specifically provided in the Pennsylvania BCL, as the same may be amended from time to time. In addition, the Corporation shall, to the fullest extent permitted by the provisions of the Pennsylvania BCL relating to the indemnification and advancement of expenses, as the same may be amended from time to time, indemnity and advance expenses for the benefit of any and all directors and representatives of the Corporation and any and all other persons whom the Corporation shall have the power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled to under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in official capacity and as to action in another capacity while holding such office, and shall continue as to any person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of heirs, executors and administrators of such person.

     TENTH. Proposal of Amendments. Notwithstanding the provisions of Section 1912(a)(2) of the Pennsylvania BCL, every amendment of these Third Amended and Restated Articles of Incorporation of the Corporation shall be proposed by the adoption by the Board of Directors of a resolution setting forth the proposed amendment.

     ELEVENTH. Headings. Any headings preceding the text of the several Articles, parts and paragraphs hereof are solely for the convenience of reference and shall not constitute a part of these Articles or affect their meaning, construction or effect.

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                                    EXHIBIT A

to Third Amended and Restated Articles of Incorporation of U.S. PHYSICIANS, Inc.

                      SERIES A CONVERTIBLE PREFERRED STOCK,

                    SERIES B CONVERTIBLE PREFERRED STOCK AND

                      SERIES C CONVERTIBLE PREFERRED STOCK

     1. Number of shares. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 1,506,849 shares. The series of Preferred Stock designated and known as "Series B Convertible Preferred Stock" shall consist of 1,830,158 shares. The series of Preferred Stock designated and known as "Series C Preferred Stock" shall consist of 1,445,784 shares. The Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock are sometimes collectively referred to herein as the "Convertible Preferred Stock."

     2. Voting.

        2A. General. Except as may be otherwise provided in these terms of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, is then convertible.

        2B. Board Size. The Corporation shall not, without the written consent or affirmative vote of the holders of at least two-thirds of each of the then outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as two separate series, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7), except that: (i) the number of directors shall increase to eight in the event that the holders of Series C Convertible Preferred Stock are entitled to elect a director as provided in subparagraph 2C; or (ii) the size of the Board of Directors is increased upon a Redemption Default as provided in subparagraph 2C.

        2C. Board Seats. The holders of the Series A Convertible Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation

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(the "Series A Directors"). The holders of the Series B Convertible Preferred
Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (the "Series B Director"). The holders of the Common Stock, voting together with the holders of the Series C Convertible Preferred Stock as a single class, shall be entitled to elect three (3) directors of the Corporation. A seventh director (the "Seventh Director") of the Corporation shall be such person, if any, who has received a plurality vote of the holders of the Common Stock, voting as a separate class, and a plurality vote of the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a single class. If a Qualifying IPO (as defined in subparagraph 6P below) has not been closed by May 29, 1998, the holders of Series C Convertible Preferred Stock, voting as a separate series, shall thereafter be entitled to elect one (1) director of the Corporation (the "Series C Director"). Notwithstanding the foregoing or anything else to the contrary provided in the Articles of Incorporation of the Corporation, if the Corporation fails or refuses, for any reason or for no reason, to redeem on any Redemption Date (as defined in Paragraph 7) all of the shares of any series of Convertible Preferred Stock required to be redeemed on such Redemption Date in accordance with the terms and provisions of Paragraph 7 (a "Redemption Default"), the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, shall be entitled to elect a majority of the directors of the Corporation (which shall include the Series A Directors, the Series B Director and the Series C Director, if any) which shall be accomplished first by the removal of the Seventh Director as provided below and then, if and to the extent necessary, by the election of additional directors who shall be elected by the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, voting together as a single class. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of (i) the holders of a majority of the shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, then outstanding shall constitute a quorum of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock, as applicable, for the election of directors to be elected solely by the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock or Series C Convertible Preferred Stock;
(ii) the holders of a majority of the aggregate shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding (calculated in accordance with Paragraph 2A above) shall constitute a quorum of such shares for the election of the Seventh Director; (iii) the holders of a majority of the aggregate shares of Common Stock and Series C Convertible Preferred Stock (calculated in accordance with Paragraph 2A above) then outstanding shall constitute a quorum of such shares for the election of directors to be elected jointly by such holders; or (iv) the holders of a majority of the aggregate number of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock (calculated in accordance with Paragraph 2A above) shall constitute a quorum for the election of directors upon the exercise of the rights of the holders of Convertible Preferred Stock to elect a majority of the directors of the Corporation upon a Redemption Default. A vacancy in any directorship elected by the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock or Series C Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the

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Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock
or Series C Convertible Preferred Stock, as applicable. A vacancy in any directorship elected jointly by the holders of the Common Stock and the holders of the Series C Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Common Stock and the holders of the Series C Convertible Preferred Stock and a vacancy in the directorship elected jointly by the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Common Stock shall be filled only by vote or written consent of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Common Stock as provided above; provided, however, that in the event of a Redemption Default the holders of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock, voting together as a single class, shall be entitled to remove the Seventh Director. With respect to any other action by shareholders, the presence in person or by proxy (or by written consent) of the holders of a majority of the shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Common Stock (calculated in accordance with Paragraph 2A above), voting as a single class, shall constitute a quorum for the consideration of any business.

     3. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, quarterly dividends at the rate per annum of $.073 per share of Series A Convertible Preferred Stock, $.1575 per share of Series B Convertible Preferred Stock and $.20 per share of Series C Convertible Preferred Stock (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day whether or not earned or declared, and shall be cumulative.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Convertible Preferred Stock, to be paid an amount equal to $1.46 per share of Series A Convertible Preferred Stock, $3.15 per share of Series B Convertible Preferred Stock and $4.15 per share of Series C Convertible Preferred Stock plus, in the case of each share, an amount equal to all Accruing Dividends unpaid thereon (whether or not declared), computed to the date payment thereof is made available (such amount being referred to as the "Base Liquidation Amount"), provided that, as to any Convertible Preferred Stock, holders shall receive, in lieu of the Base Liquidation Amount, the amount per share, if greater than the Base Liquidation Amount, that would be payable to each holder of one share of Convertible Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, had all of the holders of Convertible Preferred Stock converted into shares of Common Stock (including for purposes of this Paragraph 4, any fractional shares of Common Stock issuable upon the conversion of one share of Convertible Preferred Stock) immediately prior to such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The amount payable with respect to one share of Convertible Preferred Stock pursuant to this Paragraph 4 is hereinafter referred to as the "Liquidation Preference Payment" and with respect to all shares of Convertible Preferred Stock being sometimes referred to as the "Liquidation Preference Payments." If upon such liquidation, dissolution or winding up

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of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Convertible Preferred Stock shall be insufficient to permit payment in full to the holders of Convertible Preferred Stock of the Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Convertible Preferred Stock based upon the percentage of total Liquidation Preference Payments to which each such holder is entitled. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Convertible Preferred Stock shall have been paid in full the Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock and all other classes or series of stock ranking on liquidation junior to the Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments, and the place where said payments shall be made, shall be delivered in person, mailed by certified or registered mail, return receipt requested or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Unless otherwise agreed to by the holders of at least 66-2/3% of the then outstanding shares of each series of Convertible Preferred Stock, consenting in writing or voting separately as three separate series, any consolidation or merger involving the Corporation and any other entity or entities (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be-deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Paragraph 4. For purposes hereof, the Common Stock shall rank on liquidation junior to the Convertible Preferred Stock.

     5. Restrictions. At any time when shares of Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least 66-2/3% of the then outstanding shares of Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as three separate series, (provided that, if no shares of a series of Convertible Preferred Stock are outstanding, no approval of that series shall be required hereunder), the Corporation will not:

        5A. Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to

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the Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise;

        5B. Consent to any liquidation, dissolution or winding up of the Corporation or consolidate or merge into or with any other entity or entities or sell, lease, abandon, transfer or otherwise dispose of all or substantially all its assets;

        5C. Amend, alter or repeal its Articles of Incorporation or amend or alter its By-laws, unless, in the case of an amendment or alteration of its By-laws, such amendment or alteration, is approved by a majority of the directors, which majority must include both of the Series A Directors and the Series B Director.

        5D. Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than on each series of Convertible Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares; or

        5E. Redeem or otherwise acquire any shares of Convertible Preferred Stock except as expressly authorized in Paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Convertible Preferred Stock then held by each such holder.

        5F. Increase the authorized amount of any series of the Convertible Preferred Stock or create or authorize any obligation or security convertible into shares of any series of the Convertible Preferred Stock.

     6. Conversions. The holders of shares of Convertible Preferred Stock shall have the following conversion rights:

        6A. Right to Convert. Subject to the terms and conditions of this Paragraph 6, the holder of any share or shares of Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Convertible Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Convertible Preferred Stock so to be converted by $1.46 (with respect to shares of Series A Convertible Preferred Stock), $3.15 (with respect to shares of Series B Convertible Preferred Stock) or $4.15 (with respect to shares of

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Series C Convertible Preferred Stock ) (the "Initial Conversion Price") and (ii)
dividing the result by the applicable Initial Conversion Price with respect to the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and/or the Series C Convertible Preferred Stock, as applicable, or, in case an adjustment of such price has taken place pursuant to the further provisions of this Paragraph 6 then by the conversion price as last adjusted and in effect at the date any share or shares of Convertible Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to as the "Conversion Price"). Upon the consummation of a Liquidity Event (as defined below) on or prior to December 31, 1999 at a Transaction Price (as defined below) of less than $9.45 (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F subsequent to December 25,
1996), the Conversion Price of the Series B Convertible Preferred Stock shall automatically become, effective immediately prior to such consummation, one-third of such Transaction Price; provided, however, that if the Transaction Price is $3.60 or less (appropriately adjusted as described above), such Conversion Price shall automatically become $1.20 (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F subsequent to December 25, 1996). Upon the consummation of a Liquidity Event on or subsequent to January 1, 2000 at a Transaction Price less than $12.60 (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F subsequent to December 25, 1996), the Conversion Price of the Series B Convertible Preferred Stock shall automatically become, effective immediately prior to such consummation, one-quarter of such Transaction Price, provided, however, that if the Transaction Price is $4.80 or less (appropriately adjusted as described above), such Conversion Price shall automatically become $1.20 (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F subsequent to December 25, 1996). As used herein, "Liquidity Event" shall mean: (i) an initial public offering of Common Stock (an "IPO");
(ii) a sale of all or substantially all of the assets of the Corporation (a "Sale"); or (iii) a capital reorganization or reclassification effected as contemplated by subparagraph 6G (a "Reorganization"). As used herein, "Transaction Price" shall mean: (i) as to an IPO, the price to public per share of Common Stock without reduction for underwriting discounts or commissions;
(ii) as to a Sale, the fair value of the consideration received by the Corporation in such Sale (plus (A) the fair value of the remaining assets of the Corporation and (B) the consideration that the Corporation would receive upon exercise of any outstanding options, warrants or similar rights, minus (C) the Corporation's remaining liabilities), all as determined in good faith by the Board of Directors of the Corporation, divided by the total number of shares of Common Stock outstanding or issuable upon the exercise of any outstanding options, warrants or similar rights or the conversion of outstanding convertible securities (including without limitation the conversion of the Convertible Preferred Stock at the Conversion Price in effect immediately prior to the consummation of the Sale); or (iii) as to a Reorganization, the fair value of the consideration per share of Common Stock to be received by the holders of Common Stock as determined in good faith by the Board of Directors of the Corporation. Notwithstanding anything else herein, the Conversion Price of the Series C Convertible Preferred Stock shall be adjusted as follows: if (A) a Qualifying IPO has not been closed by February 27, 1998 and (B) subsequent to the initial sale of the Series C Convertible Preferred Stock and prior to February 27, 1998, the Corporation has not sold securities for gross cash proceeds of at least $7,000,000 which sale is based on a valuation of $5.92 per common

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share equivalent, then the Conversion Price of the Series C Convertible
Preferred Stock shall become the Revised Conversion Price at such time as the Next Financing is closed; and (y) if a Qualifying IPO has not been closed by May 29, 1998, the Conversion Price shall become the lower of the Revised Conversion Price or $3.15. As used herein, "Revised Conversion Price" means the price per share of Class C Convertible Preferred Stock as would reflect a valuation of the Corporation at 70% of the valuation on which equity securities are sold by the Corporation in the next financing by the Corporation in which the gross cash proceeds are at least $5,000,000 subsequent to the initial sale of the Series C Convertible Preferred Stock (or, if there is no single such financing in such amount that is completed by February 27, 1998, the weighted average valuation on which the first $5,000,000 of equity securities are sold subsequent to the initial sale of the Series C Convertible Preferred Stock) (the "Next Financing"); provided that, in no event shall the Revised Conversion Price be less than $2.90 if the Next Financing is closed by March 15, 1998. The foregoing adjustments are subject to additional adjustments as provided elsewhere in this Paragraph 6. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number and series of shares of Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

        6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby;

        6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, including without limitation, a mandatory conversion pursuant to subparagraph 6P, to the maximum extent permitted by law, the Corporation shall pay in cash an amount equal to all unpaid Accruing Dividends, whether or not declared, on the shares of Convertible Preferred Stock surrendered for

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conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. If the funds of the Corporation legally available for payment of such dividends are insufficient to pay the full amount of such dividends, the holders of such shares shall share ratably in any funds legally available for payment of such dividends according to the respective amounts which would be payable to them if the full amount of such dividends were actually paid. At any time thereafter when additional funds of the Corporation are legally available for the payment of such dividends, such funds shall be used, at the end of the next succeeding fiscal quarter, to pay the balance of such dividends, or such portion thereof for which funds are then legally available, on the basis set forth above. In case the number of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation a new certificate or certificates for the number and series of shares of Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

        6D. Adjustment of Price Upon Issuance of Common Stock. Except as provided in subparagraph 6E, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price for a series then outstanding of Convertible Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price for such series shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Conversion Price applicable to such series and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

     For purposes of this subparagraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

            6D(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price for the applicable series of Convertible Preferred Stock in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 6D(3), no adjustment of the Conversion Price for the applicable series of Convertible Preferred Stock shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

            6D(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price for the applicable series of Convertible Preferred Stock in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the applicable Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the applicable Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the applicable Conversion Price shall be made by reason of such issue or sale.

            6D(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any

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Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price for the applicable series of Convertible Preferred Stock in effect at the time of such event shall forthwith be readjusted to the Conversion Price for the applicable series of Convertible Preferred Stock which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the applicable Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the applicable Conversion Price then in effect hereunder shall forthwith be increased to the applicable Conversion Price which would have been in effect at the time of such termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

            6D(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon the Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

            6D(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

            6D(6) Record Date. In case the Corporation shall determine a record date to make a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or

Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            6D(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this subparagraph 6D.

        6E. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price for any series of Convertible Preferred Stock in the case of the issuance from and after December 25, 1996: (i) of up to an aggregate of 3,282,577 shares (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F) of Common Stock (directly or through the grant of Options or other Convertible Securities) to directors, officers, employees, consultants or affiliated physicians of the Corporation in connection with their service to the Corporation; (ii) of Common Stock made solely in consideration for the acquisition of (whether by merger or otherwise) by the Corporation or by an affiliate of the Corporation of all or substantially all of the stock or assets of any other entity engaged primarily in the practice of medicine or other operating business; or (iii) in connection with the employment by the Corporation or an affiliate of the Corporation of a physician, provided that the issuances contemplated by this clause (iii) shall be limited to 600,000 shares of Common Stock in the aggregate; (iv) of warrants on or prior to January 15, 1997 (or Common Stock issued upon the exercise of such warrants) to purchasers of Series B Convertible Preferred Stock; (v) the issuance of warrants to purchase 43,573 shares of Common Stock in December 1997 and warrants to purchase 77,110 shares of Common Stock, both in connection with obtaining debt financing or (vi) the issuance of warrants to the purchasers of Series C Convertible Preferred Stock pursuant to the terms of the stock purchase agreement relating thereto.

        6F. Subdivision or Combination of Common Stock. In case the Corporation shall, as to Series A Convertible Preferred Stock, at any time after February 1, 1995 and, as to Series B Convertible Preferred Stock and Series C Convertible Preferred Stock at any time after December 25, 1996, subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price for each series of Convertible Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to subparagraph 6D(4) by reason thereof.

        6G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

        6H. Failure to Redeem. If the Corporation fails, for any reason or for no reason, to redeem on any Redemption Date (as defined in Paragraph 7) all of the shares of Convertible Preferred Stock required to be redeemed on such Redemption Date in accordance with the terms and conditions of Paragraph 7, the Conversion Price for each series of Convertible Preferred Stock then in effect shall be immediately reduced to an amount equal to 90% of such Conversion Price. Thereafter, until such redemption has been made in full in accordance with such terms and conditions, each such applicable Conversion Price shall be further reduced on the 90th day following such Redemption Date and at the end of each 90-day period thereafter to an amount equal to 90% of such applicable Conversion Price in effect immediately prior to each such reduction. Nothing set forth in this subparagraph 6H shall limit the remedies otherwise available to any holder of Convertible Preferred Stock in the event of a failure by the Corporation to make a redemption in accordance with the terms and conditions of Paragraph 7.

        6I. Notice of Adjustment. Upon any adjustment of a Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Convertible Preferred Stock affected by an adjustment to such Conversion Price at the address of such holder as shown on the books of the Corporation, which notice shall state such the Conversion Price for the applicable series of Convertible Preferred Stock resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

        6J. Other Notices. In case at any time:

            (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

            (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

            (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all of the assets of the Corporation; or

            (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Convertible Preferred Stock at the address of such holder as shown on the books of the Corporations (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

        6K. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock solely for the purpose of issuance upon the conversion of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Convertible Preferred stock. The Corporation covenants that shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the lower of the Conversion Price for the Series A Convertible Preferred Stock, the Conversion Price for the Series B Convertible Preferred Stock or the Conversion Price for the Series C Convertible Preferred Stock in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price for the Series A Convertible Preferred Stock, the Conversion Price for the Series B Convertible Preferred Stock or the Conversion Price for the Series C Convertible Preferred Stock if the total number of shares of

Common Stock issued and issuable after such action upon conversion of the Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

        6L. No Reissuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

        6M. Issue Tax. The issuance of certificates for shares of Common
Stock upon conversion of Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

        6N. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Convertible Preferred Stock in any manner which interferes with the timely conversion of such Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

        6O. Definition of Common Stock. As used in this Paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.01 per share, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

        6P. Mandatory Conversion. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock in which
(i) the aggregate price paid for such shares by the public shall be at least $15,000,000 and (ii) the price paid by the public for such shares shall be at least $4.50 per share (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F occurring after December 25, 1996), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering (a "Qualifying IPO"), all outstanding shares of Convertible Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Paragraph 6. Holders of shares of Convertible Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or

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certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C. Until such time as a holder of shares of Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

     7. Redemption. The shares of Convertible Preferred Stock shall be redeemed as follows:

        7A. Mandatory Redemption. At any time and from time to time on or after February 1, 2000, upon the written request of the holders of at least 66-2/3% of the then outstanding shares of Series A Convertible Preferred Stock, or upon the written request of holders of at least 66-2/3% of the outstanding shares of Series B Convertible Preferred Stock, or at any time and from time to time on or after February 1, 1999 (the "Series C Redemption Date"), upon the written request of holders of at least 66-2/3% of the outstanding shares of Series C Convertible Preferred Stock, the Corporation shall redeem any outstanding shares of the series of Convertible Preferred Stock making such request on the terms set forth in this Paragraph 7; provided that, if a Qualifying IPO has not been closed by February 27, 1998, the Series C Redemption Date shall become December 1, 1998 and, if a Qualifying IPO has not been closed by May 29, 1998, the Series C Redemption Date shall become September 1, 1998. Such written request (the "Redemption Request") shall be made at least 90 days prior to the date of redemption (the "Redemption Date"), shall specify the number and type of shares of Convertible Preferred Stock to be redeemed on the Redemption Date and shall be sent to the Corporation.

        7B. Redemption Price and Payment. The shares of Series A Convertible Preferred Stock to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $1.46 per share plus, in the case of each share, an amount equal to all unpaid Accruing Dividends, whether or not declared, computed to such Redemption Date, such amount being referred to as the "Series A Redemption Price." The shares of Series B Convertible Preferred Stock to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $3.15 per share plus, in the case of each share, an amount equal to all unpaid Accruing Dividends, whether or not declared, computed to such Redemption Date, such amount being referred to as the "Series B Redemption Price." The shares of Series C Convertible Preferred Stock to be redeemed on any Redemption Date shall be redeemed by paying for each share in cash an amount equal to $4.15 per share plus, in the case of each share, an amount equal to all unpaid Accruing Dividends, whether or not declared, computed to such Redemption Date, such amount being referred to as the "Series C Redemption Price." References to "Redemption Price" shall be to the Series A Redemption Price, the Series B Redemption Price or the Series C Redemption Price, as applicable. Any such payment shall be made in full on the applicable Redemption Date to the holders entitled thereto.

        7C. Redemption Mechanics. At least 20 but not more than 30 days prior to each Redemption Date, written notice (the "Redemption Notice") shall be given by the Corporation by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Convertible Preferred Stock entitled to be redeemed notifying such holder of the redemption and specifying the Redemption Price, such Redemption Date, the number and series of Convertible Preferred Stock to be redeemed from such holder (computed on a pro rata basis in accordance with the number of such shares entitled to be redeemed held by all holders thereof) and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on a Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to the shares to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock to be redeemed on such Redemption Date, the holders of such shares shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed. The shares of Convertible Preferred Stock required to be redeemed but not so redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

        7D. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Convertible Preferred Stock redeemed pursuant to this Paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Convertible Preferred Stock.

     8. Amendments. In addition to, and not in limitation of, any other requirements set forth herein relating to the amendment, modification or waiver of the terms hereof, no provision of these terms of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least two-thirds of each series of the then outstanding shares of Convertible Preferred Stock, each such series voting as a separate series.

     9. Documents Available at Corporation's Principal Place of Business. The full text of any document referred to herein is on file at the principal place of business of the Corporation which is located at 220 Commerce Drive, Suite 300, Fort Washington, PA 19034.

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